Do not distribute/edit/copy without the written consent of Jive Software, Inc. Jive Software’s Option Exchange Program Opens: August 5, 2016 Closes: September 2, 2016 at 9:00 p.m. PDT

©2016 Jive Software, Inc. All rights reserved | Jive Confidential Page2 What is the option exchange program? Who can participate? Which options are eligible to be exchanged? What will I receive if I participate in the exchange program? How do I participate in the exchange program? Can I change my mind about participating in the exchange program? When will the exchange program occur? Where can I learn more? Jive Software’s Option Exchange Program Agenda

©2016 Jive Software, Inc. All rights reserved | Jive Confidential Page3 Jive Software is offering a voluntary one-time opportunity to exchange underwater stock options grants with per share exercise price of greater than $6.58 for new replacement Restricted Stock Units (“RSUs”) covering a lesser number of shares with a different vesting schedule. What is the option exchange program? Why is this offer being made? Like many companies, our stock has experienced volatility recently. As a result, some employees hold options with per share exercise prices much higher than the current market price of Jive’s common stock.

©2016 Jive Software, Inc. All rights reserved | Jive Confidential Page4 People meeting all of these criteria are eligible to participate: Employees of Jive Software or its subsidiaries who hold eligible options; Residing in: France, Germany, Israel, the United Kingdom or United States; and Who are not named executive officers or members of the Board of Directors. You must be an active employee continuously from the first day of the offer through the date the replacement RSUs are granted to exchange your eligible options and be granted replacement RSUs. Participation is voluntary Jive does not make any recommendation as to whether you should participate in the offer. Who can participate?

©2016 Jive Software, Inc. All rights reserved | Jive Confidential Page5 Options that have per share exercise prices greater than $6.58. Options that are vested or unvested. Options that are unexpired and unexercised as of the offer’s expiration date (September 2, 2016, unless we extend the offer). If you have eligible options, you will receive a schedule with the details of the options, including their exercise price and their vesting schedule. Which options are eligible to be exchanged? What will I receive if I participate in the exchange program? On the RSU grant date, participating employees in all eligible countries will receive a lesser number of RSUs with a quarterly vesting schedule, lasting for two years, which may or may not exceed the current vesting schedule of your eligible options. Fractional RSU shares will not be granted; shares will be rounded down to the nearest share. RSUs are promises by Jive to issue shares of our common stock once and if the vesting conditions are met. You do not have to make a payment to Jive to receive these shares once your RSUs vest.

©2016 Jive Software, Inc. All rights reserved | Jive Confidential Page6 Per Share Exercise Price of Eligible Options Exchange Ratio (the number of shares subject to the eligible option grant exchanged for one RSU) $6.59 - $7.99 3.25 Options to 1 RSU $8.00 - $11.99 4.50 Options to 1 RSU $12.00 - $14.99 7.50 Options to 1 RSU Greater than or equal to $15.00 12.50 Options to 1 RSU Jive Software Option Exchange Ratios: Vesting Schedule of RSUs The RSUs will vest in quarterly installments over a period of two (2) years. Vesting of the RSUs is contingent upon your continued service to Jive or the Jive subsidiary employing you through the relevant vesting date.

©2016 Jive Software, Inc. All rights reserved | Jive Confidential Page7 If you are an eligible employee, you have the following choices: Complete the exchange election process online via Jive’s Option Exchange Program website (other than any employees who reside in Germany): https://jive.equitybenefits.com Return the completed form via facsimile to the following fax number: 1-503-296-5865 Do nothing and you will be deemed not to have participated in the Option Exchange Program. Employees in Germany must submit their elections via facsimile. How do I participate in the Exchange Program?

©2016 Jive Software, Inc. All rights reserved | Jive Confidential Page8 You have the following choices to change your election: Submit a new election form via Jive’s Option Exchange Program website (other than any employees who reside in Germany): https://jive.equitybenefits.com Submit a new election form via facsimile at any time prior to the expiration date to the following fax number: 1-503-296-5865 You will be bound by the last properly submitted election form we receive by the expiration date. Employees in Germany must submit their elections via facsimile. Can I change my mind about participating in the exchange program?

©2016 Jive Software, Inc. All rights reserved | Jive Confidential Page9 Offer Opens: Friday, August 5, 2016 Offer Closes: Friday, September 2, 2016 at 9:00 p.m. Pacific Time (unless we extend the offer) NOTE: You may make or change your election at any point during this period. All valid elections made as of Friday, September 2, 2016 at 9:00 p.m. Pacific Time will be final (unless we extend the offer). Failure to timely deliver your properly completed election form will mean that you will not be able to participate in the Exchange Program. When will the exchange program occur?

©2016 Jive Software, Inc. All rights reserved | Jive Confidential Page10 To learn more, including any potential tax consequences of participating in the option exchange program: • Visit the Option Exchange website at: https://jive.equitybenefits.com • See Jive's EDGAR filings on the SEC website at www.sec.gov • Employee FAQ posted on the Option Exchange website. • Contact: Laurie Holm, Senior Paralegal Phone: +1 (503) 972-9004 Email: laurie.holm@jivesoftware.com Participation in the exchange program is voluntary and Jive does not make any recommendation as to whether you should participate in the offer. Where can I learn more?

© 2016 Jive Software, Inc. All rights reserved | Jive ConfidentialJive is the leading provider of modern communication and collaboration solutions for business. For more information, visit www.jivesoftware.com